Exhibit 10.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (“Third Amendment”) is made effective as of June 7, 2023 (“Effective Date”) by and among Goodness Growth Holdings, Inc., a British Columbia corporation (“Parent”), Vireo Health, Inc., a Delaware corporation (the “Employer”) and John Heller, an individual residing in the State of Minnesota (“Employee”) (collectively “Parties” or individually “Party”).

RECITALS

WHEREAS, the Employer and Employee entered into an Employment Agreement dated December 1, 2020, a First Amendment to Employment Agreement dated February 2, 2022, and a Second Amendment to Employment Agreement dated December 14, 2022 (collectively, the “Current Agreement”); and

WHEREAS, by unanimous written consent execute on June 6, 2023, Parent Company authorized and directed Employer to grant compensation to Employee, consisting of Parent company stock options, to incent Employee to continue his employment with Employer; and

WHEREAS, the Parties wish to amend the Current Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, Parent, Employer and Employee, intending legally to be bound, hereby agree as follows:

AGREEMENT

1.             Equity Grants.

a.	Stock Options.

i.	The Employer shall cause the Parent Company to grant to Employee the rights to purchase (the “First Option”) 1,314,941 subordinate voting shares of the Parent Company’s capital stock (“Shares”) at an exercise price equal to the volume weighted-average closing price of like shares on the Canadian Securities Exchange for the two trading days immediately preceding the Grant Date. The First Option shall have a ten-year term. The First Option will be immediately vested upon grant as to 821,838 Shares. 82,184 Shares of the First Option will vest on June 30, 2023, and on the last day of each calendar quarter thereafter, until the First Option is fully vested, on September 30, 2024. The foregoing description of some of the principal terms of the First Option is not binding on the Employer or Parent Company. The terms and conditions of the First Option shall be as set forth in the applicable grant agreement.

ii.	The Employer shall cause the Parent Company to grant to Employee the rights to purchase (the “Second Option”) 287,888 subordinate voting shares of the Parent Company’s capital stock (“Shares”) at an exercise price equal to the volume weighted-average closing price of like shares on the Canadian Securities Exchange for the two trading days immediately preceding the Grant Date. The Second Option shall have a ten-year term. The Second Option will be immediately vested upon grant as to 71,972 Shares. 17,993 Shares of the Option will vest on June 30, 2023, and on the last day of each calendar quarter thereafter, until the Option is fully vested, on March 31, 2026. The foregoing description of some of the principal terms of the Option is not binding on the Employer or Parent Company. The terms and conditions of the Option shall be as set forth in the applicable grant agreement.

2.            General. All capitalized terms used but not defined in this Third Amendment shall have the meanings ascribed in the Current Agreement. All provisions of the Current Agreement not expressly modified by this Third Amendment are hereby ratified and confirmed.

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT was voluntarily and knowingly executed by the Parties effective as of the Effective Date first set forth above.

VIREO HEALTH, INC.

Date:	By:
Its: Interim CEO

EMPLOYEE:

Date:

GOODNESS GROWTH HOLDINGS, INC.

Date:	By:
Its: Interim CEO